Exhibit 4m

EAGLE LIFE INSURANCE COMPANY®

A STOCK LIFE INSURANCE COMPANY

[6000 Westown Parkway]

[West Des Moines, Iowa

50266] [(866) 526-0995]

[www.eagle-lifeco.com]

GAIN LOCK RIDER

The purpose of this rider is to provide the option to utilize a positive index return for an index segment prior to the segment end date. This gain lock rider is applicable to the indexed options as indicated on the schedule of allocation options and is not available on the fixed account.

This rider is made a part of the contract to which it is attached. All provisions of the contract, including strategy endorsements, apply to this rider. If any provision of this rider conflicts with the provisions of the contract, the provisions of this rider will control.

DATA

Waiting Period	[3 contract months directly following the segment start date]

Table of Gain Lock Factors

Segment Term Month	[1	2	3	4	5	6	7	8	9	10	11	12
Gain Lock Factor	[N/A	N/A	N/A	50.0%	60.0%	60.0%	65.0%	65.0%	70.0%	70.0%	75.0%	75.0	%]

DEFINITIONS

The following terms have meanings specific to this rider. Terms defined in the contract also apply to this rider. Defined terms are italicized throughout this rider.

Gain lock activation date means the day on which we process your request to activate the gain lock for an index segment. The gain lock activation date is the first business day following the day we receive your notice to activate the gain lock for an index segment, provided the index return is positive.

Gain lock credit means the interest credit we will apply to an index segment on the gain lock activation date. The gain lock credit is calculated as shown in the INTEREST CREDITS section below.

Gain lock factor means the percentage we use to calculate the gain lock credit on the gain lock activation date. The applicable gain lock factor is determined based on the month of the segment term in which we receive your notice to exercise the gain lock. The gain lock factor for each month is shown in the Table of Gain Lock Factors in the DATA section above. The gain lock factor is determined based on the gain lock activation date and not the date we receive your notice.

Gain lock period means the period of time beginning on the gain lock activation date and ending on the segment end date.

GAIN LOCK BENEFIT

This gain lock rider allows you to utilize a positive index return prior to the segment end date to calculate and apply a gain lock credit to the segment crediting base of an index segment.

Once per segment term, and after the “Waiting Period” shown in the DATA section, you may activate a gain lock for an index segment by providing us notice. You may only activate the gain lock on an index segment with a positive index return. A gain lock is not permitted for an index segment when the index return is negative.

A gain lock may be exercised at different times for different index segments, but may not be applied to any index segment retroactively. We do not permit a partial gain locks. After the gain lock activation date, the gain lock is irrevocable.

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SEGMENT TERM

Exercising a gain lock for an index segment does not change the segment end date. On the segment end date, you may transfer your segment crediting base to one or more of the available allocation options in accordance with the terms of your contract. Funds may not be transferred out of the index segment prior to the segment end date. If you activate the gain lock for an index segment, you may activate the gain lock again for any subsequent segment terms.

INTEREST CREDITS

When you exercise a gain lock for an index segment, you will receive two separate interest credits. We will apply a gain lock credit to the segment crediting base on the gain lock activation date. We will also apply an interest credit to the segment crediting base on the segment end date.

GAIN LOCK CREDIT

On the gain lock activation date, the gain lock credit equals:

a)	the segment crediting base; multiplied by
b)	the crediting rate.

The crediting rate used to calculate the gain lock credit is determined in part based on the index return between the segment start date and the gain lock activation date. Accordingly, we calculate the index return for the gain lock credit as follows:

a)	the index price on the gain lock activation date; minus
b)	the index price on the segment start date; divided by
c)	the index price on the segment start date.

The crediting rate for the gain lock credit equals:

a)	the index return calculated as shown above; result not to exceed
b)	the cap; multiplied by
c)	the gain lock factor.

The gain lock credit cannot be negative.

INTEREST CREDIT

On the segment end date, the interest credit equals:

a)	the segment crediting base; multiplied by
b)	the crediting rate; result to not exceed
c)	the maximum remaining interest credit, calculated as shown below.

On the segment end date, the crediting rate is determined based on the index return during the gain lock period. Accordingly, we calculate the index return for this interest credit as follows:

a)	the index price on the segment end date; minus
b)	the index price on the gain lock activation date; divided by
c)	the index price on the gain lock activation date.

If the index return during the gain lock period is positive or neutral, then the crediting rate equals the index return.

If the index return during the gain lock period is negative, but within the buffer, then the crediting rate is zero.

If the index return during the gain lock period is negative and exceeds the buffer, then the crediting rate equals:

a)	the segment crediting base at the end of the previous day; multiplied by
b)	the sum of:
1)	the index return during the gain lock period; plus
2)	the buffer.

The interest credit applied on the segment end date may be positive, negative, or zero.

Maximum Remaining Interest Credit. On the gain lock activation date, the maximum remaining interest credit equals:

a)	the segment crediting base immediately prior to the gain lock credit; multiplied by
b)	the cap; minus
c)	the gain lock credit.

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The maximum remaining interest credit will not change during the gain lock period unless you make a withdrawal. Withdrawals will reduce your segment crediting base in accordance with the terms of your contract. If your segment crediting base is reduced as a result of a withdrawal, we will adjust the maximum remaining interest credit such that the new maximum remaining interest credit after the withdrawal will equal:

MRIC*(A/B)

Where,

MRIC	= the maximum remaining interest credit immediately prior to the withdrawal
A	= the segment crediting base immediately after the withdrawal
B	= the segment crediting base immediately prior to the withdrawal

DAILY ADJUSTMENTS

Withdrawals from an index segment during the gain lock period remain subject to a market value adjustment and option value adjustment. During the gain lock period, we will calculate any remaining option cost based on the gain lock period and not the full segment term. On the gain lock activation date, we will adjust the option cost for the index segment to incorporate the remaining option cost of the index segment on the gain lock activation date, as calculated immediately prior to activation. During the gain lock period, we will adjust the OVA factor by adding the option value calculated on the gain lock activation date less the gain lock credit, as calculated immediately prior to activation.

TERMINATION

This endorsement terminates on the earliest of:

(a)	the date your contract terminates; and
(b)	the maturity date.

Graham Day]

President

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